Exhibit (a)(1)(C)
OFFER TO PURCHASE FOR CASH
BY
PROFESSIONAL DIVERSITY NETWORK, INC.
OF UP TO 312,500 SHARES OF ITS COMMON STOCK
 AT A PURCHASE PRICE OF $9.60 PER SHARE

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M., NEW YORK CITY TIME, ON OCTOBER 27, 2016, UNLESS THE TENDER OFFER IS EXTENDED.

September 28, 2016

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

Professional Diversity Network, Inc., a Delaware corporation (the “Company”), is offering to purchase up to 312,500 shares of its common stock, par value $0.01 per share, at a purchase price of $9.60 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in its Offer to Purchase, dated September 28, 2016, and in the related Letter of Transmittal, which, as amended and supplemented from time to time, together constitute the Tender Offer. Unless the context otherwise requires, all references to shares shall refer to the shares of common stock, par value $0.01 per share, of the Company. The number of shares and price per share described herein reflect the effect of a 1-for-8 reverse stock split, which became effective on September 27, 2016.

Only shares properly tendered and not properly withdrawn will be purchased, upon the terms and subject to the conditions of the Tender Offer, including the proration provisions thereof. Shares tendered but not purchased pursuant to the Tender Offer will be returned at the Company’s expense promptly after the expiration date.

If the number of shares properly tendered and not properly withdrawn prior to the expiration date is fewer than or equal to 312,500 shares, the Company will, upon the terms and subject to the conditions of the Tender Offer, purchase all such shares.

Upon the terms and subject to the conditions of the Tender Offer, if greater than 312,500 shares have been properly tendered and not properly withdrawn prior to the expiration date, the Company will purchase shares on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, until the Company has purchased 312,500 shares.

THE TENDER OFFER IS SUBJECT TO SEVERAL CONDITIONS.  THE TENDER OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. SEE SECTION 6 OF THE OFFER TO PURCHASE.

For your information and for forwarding to those of your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase, dated September 28, 2016;

2. The Letter of Transmittal for your use and for the information of your clients (together with accompanying instructions and IRS Form W-9);

3. A letter to clients that you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Tender Offer; and

4. A return envelope addressed to the Depositary.

All capitalized terms used and not defined herein shall have the same meanings as in the Offer to Purchase.

YOUR PROMPT ACTION IS REQUIRED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE TO OBTAIN THEIR INSTRUCTIONS. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M., NEW YORK CITY TIME, ON OCTOBER 28, 2016, UNLESS THE OFFER IS EXTENDED. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY THE COMPANY REGARDLESS OF ANY DELAY IN MAKING PAYMENT.

The Company will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or any person (other than fees to the Depositary as described in Section 15 of the Offer to Purchase) for soliciting tenders of shares pursuant to the Tender Offer. The Company will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding any of the enclosed materials to the beneficial owners of shares held by you as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company or the Depositary for purposes of the Tender Offer. The Company will pay or cause to be paid all stock transfer taxes, if any, applicable to its purchase of shares, except as otherwise provided in the Offer to Purchase and Instruction 6 in the Letter of Transmittal.

For shares to be tendered properly under the Tender Offer, the share certificates (or confirmation of receipt of such shares under the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees, or an “agent’s message” (as defined in the Offer to Purchase) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received before the expiration date by the Depositary at its address set forth on the back cover page of the Offer to Purchase.

NEITHER THE COMPANY, ITS BOARD OF DIRECTORS NOR THE DEPOSITARY MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES. SHAREHOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, SHOULD CONSULT WITH THEIR OWN FINANCIAL AND TAX ADVISORS, AND SHOULD MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES, AND, IF SO, HOW MANY SHARES TO TENDER.

Any inquiries you may have with respect to the Tender Offer should be addressed to us, at the address and telephone number set forth on the back cover page of the Offer to Purchase.

Additional copies of the enclosed material may be obtained by calling the Depositary at (917) 262-2378, or Chris Wesser, Executive Vice President and Secretary of the Company, at (516) 659-8560.

Very truly yours,

PROFESSIONAL DIVERSITY NETWORK, INC.

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE DEPOSITARY, OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.